SUPPLEMENT TO SECURITIES LENDING AGREEMENT AND GUARANTY

Dated March 6, 2019

by and between

THE BANK OF NEW YORK MELLON and GREAT WEST FUNDS, INC.

ENGLISH LAW MASTER AGREEMENT NETTING EXHIBIT

Pursuant to a securities lending authorization agreement and guaranty dated as of November 2, 2001, pursuant to which each Investment Company identified on Exhibit A of the Agreement, as updated or amended from time to time pursuant any amendment agreements, for itself and each Series thereof listed on Exhibit A of the Agreement (each Investment Company and each Series, “Lender”) has appointed The Bank of New York Mellon (the “Bank”) as its agent to lend securities on its behalf and to perform related activities (the “Agreement”), the following provisions shall apply to, amend and supplement the Agreement (the “Supplement”).

In consideration of the mutual covenants set forth in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.	Authorization.

Lender hereby authorizes Bank and agrees that Bank may enter into loans under any of the following forms of agreements related to international securities lending, including the Global Master Securities Lending Agreement (“GMSLA”) (in a currently existing industry standard form or any variation thereof, or as subsequently amended or modified by Bank in its discretion). Each GMSLA shall be considered a “Securities Borrower Agreement” under the Agreement (together, the “Global Securities Borrowing Agreements”) and that Bank shall have the authority to negotiate and agree to the terms of any such Global Securities Borrowing Agreement and any associated security agreements. Copies of the proforma Global Securities Borrowing Agreements are available upon request. Notwithstanding any term or depiction or descriptions used in the Agreement, “Borrower” for the purposes of this Supplement shall include a party acting as a securities lending borrower or repo counterparty (as applicable).

2.	Netting arrangements.

Bank shall enter into security arrangements (“Security Arrangements”) with the Borrower whereby, in respect of any Global Securities Borrowing Agreement between such Borrower and Bank as agent on behalf of all its clients (including Lender), the Borrower grants a security interest to Bank in relation to all amounts payable under the Global Securities Borrowing Agreements following an event of default by the Borrower. Such amounts represent excess amounts payable by these clients (including Lender) to Borrower following a termination of the applicable Global Securities Borrowing Agreement as a result of a Borrower event of default. Following a Borrower event of default, such amounts will be available to Bank to apply to any amounts due to all the clients (including Lender) by the Borrower under their Global Securities Borrowing Agreements.

The proforma will also contain language permitting the Lender into securities loans under a pledge collateral structure, but Bank will not carry out this type of securities loan without your further permission.

To the extent Bank has entered into repurchase transactions on Lender’s behalf under a Global Master Repurchase Agreement (“GMRA”) with a Borrower that also has in place a Global Securities

Borrowing Agreement, any excess amounts under the GMRA payable to the Borrower shall also be subject to the Security Arrangements described in the preceding paragraph.

Bank may only utilize excess Collateral provided to or for Lender under the Global Securities Borrowing Agreements to the extent that any exposure of Lender for which that Collateral is being held under the Security Arrangements is first satisfied in full.

3.	It is hereby further understood and agreed by Lender:

a.    In order to give effect to the benefits provided by the Security Arrangements to Bank’s securities lending clients (including Lender), Lender hereby waives any rights it may have to apply, set off and/or consolidate any and all amounts and Collateral due to the Borrower following an event of default under any Global Securities Borrowing Agreement with the Borrower against any other obligations owed and/or amounts payable (arising under any agreement with the Borrower and whether actual or contingent) to the Lender by the Borrower.

b.    In relation to any claims against the Bank available to Lender in accordance with the terms of the Agreement (as a result of an event of default by the Borrower) including any claims relating to any loss, payments, costs and/or expenses being for the account of the Bank, such claims against Bank shall only take effect after enforcement of all assets and rights under the Security Arrangements in respect of such Borrower and of all rights and remedies available to the Bank under such Security Arrangements. Nothing contained herein shall amend or vary any obligation of Bank to Lender under the Agreement.

4.

Authority. Each party represents and warrants to the other party that it has the power and authority to execute and deliver this Supplement and effect the amendments to the terms of the Agreement thereby and all necessary consents therein and perform its obligations under this Supplement and has taken all necessary action to authorize such execution, delivery and performance.

5.

This Supplement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof that would result in the application of the law of any other jurisdiction.

6.

Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Supplement, all references in the Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended and supplemented by this Supplement.

7.	This Supplement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Supplement as of the date set forth above.

THE BANK OF NEW YORK MELLON	GREAT WEST FUNDS, INC., ON BEHALF OF EACH INVESTMENT
COMPANY LISTED ON EXHIBIT A OF THE AGREEMENT

By: /s/ Maria B. Fox	By: /s/ Mary Maiers
Name: Maria B. Fox	Name: Mary Maiers
Title: BNY Mellon Securities Finance	Title: Treasurer, Great-West Funds, Inc.
Date: 3/6/2019	Date: 3/6/2019

By: /s/ Todd Levy	By:
Name: Todd Levy	Name:
Title: Director, Securities Finance	Title:
Date: 3/6/2019	Date: